Exhibit 6.6

CANCELLATION AND EXCHANGE AGREEMENT

THIS CANCELLATION AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2021 (the “Effective Date”), by and among GenesisAI Corporation, a Delaware corporation (the “Company”), and the undersigned stockholder (the “Stockholder” and, together with the Company, the “Parties”).

RECITALS

A. The Company has determined that it is in the best interests of its stockholders to amend and restate its certificate of incorporation (as so amended and restated, the “Amended and Restated Charter”) in order to provide for, among other things, the effectuation of a ten-for-one (10-for-1) forward split of the Company’s Common Stock (the “Forward Split”) and the authorization of (a) 227,000,000 shares of Common Stock, $0.0001 par value per share, of which, (i) 195,000,000 shares shall be designated “Class A Common Stock,” $0.0001 par value per share (“Class A Common Stock”), and (ii) 32,000,000 shares shall be designated as “Class B Common Stock,” $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Shares”; that all Common Shares that are outstanding on the date of the filing of the Amended and Restated Charter shall automatically become and be converted into shares of Class A Common Stock of the Company; that each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company; and that each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

B. Following the filing of the Amended and Restated Charter with the Secretary of State of Delaware, the Parties desire to cancel the 27,080,000 shares of Class A Common Stock that are held by the Stockholder pursuant to the filing of the Amended and Restated Charter, which will, among other things, effect the Forward Split and the automatic conversion of Stockholder’s Common Stock into Class A Common Stock (the “Cancelled Shares”); and in consideration therefor as well as the further consideration enumerated in Section (1) below, the Company desires to issue to the Stockholder the same number of shares of Class B Common Stock as the number of shares of Class A Common Stock held by the Stockholder (the “Cancellation Consideration”). A copy of the proposed Amended and Restated Charter containing the relative rights, preferences and limitations of the Cancellation Consideration has been delivered to the Stockholder.

C. The Stockholder desires to accept such Cancellation Consideration in exchange for the Common Shares.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby agree as follows:

1. The Stockholder hereby agrees to surrender the Cancelled Shares to the Company free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature (collectively, “Claims”). Further, pursuant to Section 4.2 of the Employment Agreement by and among the parties, dated April 6, 2021, as amended on May 24, 2021, the Stockholder is entitled to an annual bonus of $70,000 (the “Bonus”). The Stockholder now desires to give up the right to the Bonus as further consideration for the Cancellation Consideration. Therefore, the Company has agreed to an exchange of the Stockholder’s forfeiture of the Cancelled Shares and Bonus for the Cancellation Consideration. As a result of such cancellation of the Cancelled Shares and forfeiture of the Bonus and in exchange thereof for the Cancellation Consideration, the Stockholder acknowledges and agrees that the Cancelled Shares shall no longer be outstanding and the Stockholder shall have no claim to the Bonus, and the Stockholder shall have no further rights with respect to (a) any of such Cancelled Shares, (b) the equity ownership in the Company represented thereby, (c) the acquisition of any additional equity interest in the Company as the result of previously holding the Cancelled Shares, or (d) the Bonus.

2. The Stockholder hereby represents and warrants that the Stockholder owns the Cancelled Shares beneficially and of record, free and clear of all Claims. The Stockholder has never transferred or agreed to transfer the Cancelled Shares, other than pursuant to this Agreement. There is no restriction affecting the ability of the Stockholder to transfer the legal and beneficial title and ownership of the Cancelled Shares to the Company for cancellation. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by the Stockholder will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to the Stockholder, or any breach of any agreement to which the Stockholder is a party, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to the Stockholder or the Stockholder’s assets, including, without limitation, the Stockholder’s equity interests in the Company.

3. The Cancellation Consideration is being acquired by the Stockholder for his, her or its account, for investment purposes and not with a view to the sale or distribution of all or any part of the Cancellation Consideration, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder. The Stockholder has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Cancellation Consideration hereunder. The Stockholder has reviewed copies of such documents and other information as the Stockholder has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Cancellation Consideration. The Stockholder understands that the Cancellation Consideration may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Cancellation Consideration or an available exemption from registration under the Act, the Cancellation Consideration must be held indefinitely. Further, the Stockholder understands and has the financial capability of assuming the economic risk of an investment in the Cancellation Consideration for an indefinite period of time. The Stockholder has been advised by the Company that the Stockholder will not be able to dispose of the Cancellation Consideration, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws. The Stockholder understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Cancellation Consideration. The Stockholder acknowledges that the Company is under no obligation to register the Cancellation Consideration or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Cancellation Consideration in the future. The Stockholder is an “Accredited Investor” as defined in rule 501(a) of Regulation D of the Act.

4. At the request of the Company and without further consideration, the Stockholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively transfer, convey and assign to the Company for cancellation the Cancelled Shares.

5. This Agreement is a binding agreement and constitutes the entire agreement between the Parties with respect to the subject matter hereof.

6. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties hereto.

7. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law.

8. This Agreement may be executed in identical counterparts. Each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document. Facsimile, emailed PDFs and electronic signatures shall be deemed originals.

9. The Parties hereto agree to use their reasonable best efforts to cooperate with one another to discharge their respective obligations under this Agreement and to satisfy the intents and purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Cancellation and Exchange Agreement as of the date first above written.

COMPANY:

GenesisAI Corporation

By:	/s/ Archil Cheishvili
Name:	Archil Cheishvili
Title:	Chief Executive Officer

STOCKHOLDER:

Archil Cheishvili
Print Name Above

/s/ Archil Cheishvili
Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name:
Title:

Number of Common Shares: 27,080,000

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